                                                                    EXHIBIT 99.1


            PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
                               DATED JUNE 9, 2004

MEDIA CONTACTS                              INVESTOR RELATIONS

Covad Communications                        Covad Communications
Kathleen Greene                             Susan Crawford
408-952-7434                                408-434-2130
kgreene@covad.com                           investorrelations@covad.com


                      COVAD COMPLETES ACQUISITION OF GOBEAM

         Covad Now an Integrated Voice and Data Communications Provider
                     in the Small to Medium Business Market

SAN JOSE, CALIF. (JUNE 9, 2004) - Covad Communications Group, Inc. (OTCBB:
COVD), today announced the close of the acquisition of GoBeam, Inc., a privately owned provider of Voice over Internet Protocol (VoIP) solutions to small- and medium-sized businesses. Under the terms of the agreement, Covad will issue approximately 20 million shares to GoBeam's shareholders. Covad will also provide approximately $1.5 million in cash and stock to key GoBeam employees.

"Today marks a significant achievement in Covad history as the completion of this acquisition moves Covad from being a broadband-only operator to an integrated voice and data services provider," said Charles Hoffman, president and chief executive officer of Covad. "We now have the winning combination of our nationwide broadband network with an award-winning, market-tested Voice over IP service that accelerates the offering of our voice and data communication bundles nationwide."

According to a report from research firm In-Stat/MDR, by 2007 the U.S. VoIP market is forecast to grow to more than five million subscribers, a five-fold increase over 2002 levels. The Internet Protocol-PBX market, which has just under 100,000 lines today, is expected to grow to more than 1.7 million lines by 2007, according to Forrester Research.

The closing of the deal has no effect on GoBeam's existing customers as they will continue to receive the same services, but under the Covad brand. Covad plans an aggressive expansion of VoIP service availability to more than 100 of the top Metropolitan Statistical Areas (MSAs) in 35 states.

At the center of the Covad VoIP solution is a full-feature, hosted PBX solution that offers advanced PBX capabilities without the need to install expensive PBX hardware at the customer location. In addition, each user gets a unique phone number and an associated Covad Dashboard to manage incoming and outgoing phone calls, voice mails and emails with one common interface. Covad VoIP service also allows simple, rapid administration of a company's telecom services, including adding new employees and moving telephone number locations online without the cost of a telecom support department.

The Covad Dashboard allows users to consolidate their multiple phone numbers (home, office, mobile) with a single personal telephone number so callers reach them wherever they are. A personal virtual fax number handles all incoming faxes. The unified visual mailbox conveniently manages voicemail and faxes just like e-mail. Robust call logs and integration with Microsoft Outlook allow users to make and return calls with just a mouse click. Web collaboration and voice conferencing are easy to set up and use and allow collaboration from multiple locations.

Features of Covad's Voice over IP services will include:

      -     Local and Long Distance telephone service

      - Voice Optimized Access (VOA) - the ability to prioritize voice traffic over the network to ensure impeccable quality of voice service through Covad's network

      -     Nationwide coverage

      -     Automated provisioning capabilities

      -     Service backed by comprehensive service level agreements (SLAs)

      - Covad Dashboard -- an easy-to-use, award winning Web based user interface

      -     Call logs

      - Find Me, Follow Me functionality that allows a user to receive calls on multiple devices from the users VoIP phone number

      -     Unified visual voice and fax mail

      -     Voice and Web conferencing

For additional information on ordering Covad's VoIP service call 1-866-462-3269 or www.covad.com

ABOUT COVAD
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad's network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web
Site: www.covad.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:
The foregoing contains "forward-looking statements" regarding expected financial and operating results, as well as other matters, which are based on management's current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad's control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad's 10-K, 10-K/A, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

                                      # # #